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                                                                    EXHIBIT 11.1


                       MEDIRISK, INC. AND SUBSIDIARIES
           STATEMENTS OF COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                         OF COMMON STOCK (UNAUDITED)




                                                                                  Year ended              Nine months ended
                                                                               December 31, 1995          September 30, 1996
                                                                               -----------------          ------------------
Net loss attributable to common stock                                             $ (431,841)                $(7,101,731)
                                                                                  ----------                 -----------

Primary and fully diluted shares:
  Weighted average number of common
    shares outstanding                                                               721,186                     700,199
  Mandatory conversion of Series A and
    Series B convertible preferred stock                                           1,021,809                   1,021,809
  "Cheap Stock" issued during the previous
    12 months as defined in SEC SAB No. 83                                           468,732                     468,495
                                                                                  ----------                 -----------
                                                                                   2,211,727                   2,190,503
                                                                                  ----------                 -----------

Pro forma net loss per share of                                                   $     (.20)                $     (3.24)
  common stock                                                                    ==========                 ===========